Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
October 25, 2007	Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Selected Highlights

•                  Company reports third quarter EPS of $0.58 versus $0.30 in same quarter last year

•                  Net income up 93% to $7.1 million versus Q3 last year

•                  Sales increase 69% to $42.1 million versus comparable year-ago period

•                  Explosive Metalworking backlog remains strong at $77.1 million

BOULDER, Colo. — Oct. 25, 2007 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), a leading provider of explosion-welded clad metal plates, today reported financial results for its third quarter ended Sept. 30, 2007.

Sales for the third quarter increased 69% to $42.1 million from $24.9 million in the third quarter last year. Gross margin increased to 34% from 33% in the third quarter a year ago.  Income from operations increased 72% to $10.6 million from $6.1 million in the comparable year-ago quarter.  Net income increased 93% to $7.1 million, or $0.58 per diluted share, from $3.7 million, or $0.30 per diluted share, in the third quarter last year.

Explosive Metalworking

The Company’s Explosive Metalworking segment reported third quarter sales of $40.3 million, up 72% from $23.5 million in the third quarter last year. Operating income increased 83% to $10.6 million from $5.8 million in the 2006 third quarter.  Order backlog at the end of this year’s third quarter was $77.1 million versus $68.8 million at December 31, 2006, and an all-time high $84.7 million at the end of the prior quarter.

AMK Welding

Third quarter sales at the Company’s AMK Welding segment increased 32% to $1.8 million versus $1.3 million in the third quarter last year.  Operating income was $325,000 versus $391,000 reported in the comparable year-ago quarter.

Management Commentary

“Strong demand from an array of end markets fueled another quarter of robust sales and earnings growth,” said Yvon Cariou, president and chief executive officer.  “The widespread push for new industrial processing capacity continues to drive significant investments in capital equipment, and based on the broad spectrum of domestic and international projects we are tracking, it appears this activity could continue for the foreseeable future.  We are optimistic that many of these projects will incorporate DMC’s explosion welded plates.”

Cariou said the chemical processing, energy refining and aluminum smelting industries have been sectors from which there has been particularly strong order volume in recent months.  “The new production capacity we have brought on line at our Mt. Braddock facility and the upgrades we are making at our European operations have enhanced our ability to effectively process the considerable order volume we continue to experience.  In spite of continued tension in the supply chain for high-grade carbon steel, we are very encouraged by the volume of work our production teams are moving through our three explosion welding production centers.”

Cariou added that activity at the Company’s AMK Welding segment could increase significantly in the coming quarters, as one of the business’ largest customers is expected to expand production of its ground-based turbine systems, on which AMK provides specialized welding services.  “We believe our capacity expansion efforts at AMK have positioned us to effectively manage this anticipated increase in workload.”

Rick Santa, chief financial officer, said DMC ended the third quarter with a strong balance sheet that included a cash position of $22.0 million, up from $10.4 million at the end of this year’s second quarter.  At the end of fiscal 2006, DMC had cash, cash equivalents and restricted cash of $20.9 million.  DMC completed the third quarter with total current assets of $78.9 million, total assets of $106.4 million and working capital of $50.3 million.

Santa said management expects sales and earnings results for the 2007 fourth quarter will likely approximate those of the third quarter.

Nine-Month Results

Through nine months, sales increased 41% to $110.0 million compared with $77.8 million in the nine-month period of 2006.  Gross margin was 34% versus 35% in the same period a year ago. Income from operations increased 32% to $26.9 million compared with $20.4 million in the comparable 2006 period.  Net income through nine months was $17.7 million, or $1.44 per diluted share, versus net income of $14.2 million, or $1.16 per diluted share, in the same period last year. Net income in the 2006 nine-month period included a gain from discontinued operations of $1.4 million, or $0.11 per share, net of tax, attributable to the sale of a real estate purchase option.

The Explosive Metalworking segment reported nine-month sales of $105.3 million, an improvement of 42% versus sales of $74.3 million in the comparable period of 2006. Operating income increased 35% to $27.2 million compared with $20.2 million in the prior year’s nine-month period.

Sales at AMK Welding for the nine-month period increased 37% to $4.7 million compared with sales of $3.4 million in the comparable year-ago period. Operating income was $606,000 compared with $621,000 in the prior-year period.

Conference call information

Management will hold a conference call to discuss third quarter results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 888-713-4215 (617-213-4867 for international callers) and entering the passcode 10554262.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and a telephonic replay will be available through Oct. 27, 2007, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 53738869.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products, which are typically used in industrial capital projects, include explosion-

welded clad metal plates and other metal fabrications for use in a variety of industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries.  The Company operates two business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company’s website at www.dynamicmaterials.com.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipment; fluctuations in customer demand; changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006.

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DYNAMIC MATERIALS CORPORATION & SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Dollars in Thousands, Except Share Data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
NET SALES	$42,099	$24,852	$109,964	$77,781
COST OF PRODUCTS SOLD	27,807	16,542	72,741	50,270
Gross profit	14,292	8,310	37,223	27,511
COSTS AND EXPENSES:
General and administrative expenses	1,903	1,267	5,419	3,948
Selling expenses	1,811	904	4,913	3,174
Total costs and expenses	3,714	2,171	10,332	7,122
INCOME FROM OPERATIONS OF CONTINUING OPERATIONS	10,578	6,139	26,891	20,389
OTHER INCOME (EXPENSE):
Interest income, net	213	121	578	347
Other income (expense)	23	(23)	3	(40)
INCOME BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	10,814	6,237	27,472	20,696
INCOME TAX PROVISION	3,697	2,547	9,813	7,865
INCOME FROM CONTINUING OPERATIONS	7,117	3,690	17,659	12,831
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	—	—	1,357
NET INCOME	$7,117	$3,690	$17,659	$14,188
INCOME PER SHARE - BASIC:
Continuing operations	$0.59	$0.31	$1.47	$1.09
Discontinued operations	—	—	—	0.11
Net income	$0.59	$0.31	$1.47	$1.20
INCOME PER SHARE - DILUTED:
Continuing operations	$0.58	$0.30	$1.44	$1.05
Discontinued operations	—	—	—	0.11
Net income	$0.58	$0.30	$1.44	$1.16
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING -
Basic	12,094,181	11,865,336	12,039,593	11,813,371
Diluted	12,301,772	12,210,791	12,245,212	12,216,283
ANNUAL DIVIDENDS DECLARED PER COMMON SHARE	$—	$—	$0.15	$0.15

DYNAMIC MATERIALS CORPORATION & SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Cash and cash equivalents	$22,044	$17,886
Restricted cash	—	3,059
Accounts receivable, net	20,077	21,549
Inventories	33,793	19,226
Other current assets	2,987	2,127
Total current assets	78,901	63,847
Property, plant and equipment, net	26,584	20,260
Other long-term assets	870	866
Total assets	$106,355	$84,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$17,400	$13,572
Accrued income taxes	1,455	1,892
Customer advances	2,619	2,394
Other current liabilities	6,760	7,057
Current portion of long-term debt	413	382
Total current liabilities	28,647	25,297
Long-term debt	—	382
Other long-term liabilities	1,652	1,714
Stockholders’ equity	76,056	57,580
Total liabilities and stockholders’ equity	$106,355	$84,973

DYNAMIC MATERIALS CORPORATION & SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Dollars in Thousands)
(unaudited)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,659	$14,188
Adjustments to reconcile net income to net cash provided by operating activities -
Income from discontinued operations, net of tax	—	(1,357)
Depreciation	1,394	1,020
Amortization of capitalized debt issuance costs	—	50
Stock-based compensation	912	436
Provision for deferred income taxes	(239)	923
Change in working capital, net	(6,940)	997
Net cash provided by operating activities	12,786	16,257
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(7,347)	(5,154)
Sale of marketable securities	—	1,950
Loan to related party	—	(1,206)
Repayment on loan to related party	—	1,206
Change in other non-current assets	(11)	219
Payment received on other receivables related to discontinued operations	—	3
Cash flows provided by investing activities of discontinued operations	—	2,197
Net cash flows used in investing activities	(7,358)	(785)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on lines of credit, net	—	(47)
Payments on long-term debt	(389)	(2,081)
Payment of dividends	(1,821)	(1,766)
Net proceeds from issuance of common stock	563	523
Tax benefit related to stock options	5	948
Other cash flows from financing activities	15	22
Net cash flows used in financing activities	(1,627)	(2,401)
EFFECTS OF EXCHANGE RATES ON CASH	357	327
NET INCREASE IN CASH AND CASH EQUIVALENTS	4,158	13,398
CASH AND CASH EQUIVALENTS, beginning of the period	17,886	5,763

CASH AND CASH EQUIVALENTS, end of the period	$22,044	$19,161